*SEE IMPORTANT DISCLOSURES AT END OF RELEASE


                             [USA INTERACTIVE LOGO]


                   USA INTERACTIVE ANSWERS QUESTIONS REGARDING
             ANNOUNCEMENT OF INTENT TO COMMENCE EXCHANGE OFFERS WITH
                        THREE OF ITS PUBLIC SUBSIDIARIES


NEW YORK, NY - June 5, 2002 - USA Interactive (Nasdaq: USAI) today released the following:

Since announcing our intention to commence simultaneous exchange offers for Expedia, Inc. (Nasdaq: EXPE), Hotels.com (Nasdaq: ROOM) and Ticketmaster (Nasdaq: TMCS), we have received a number of questions. In order to be in a position to address these questions with all of our investors, and in order to comply with SEC rules, we are publicly releasing our responses:

Q.  WHEN WILL USA COMMENCE ITS EXCHANGE OFFERS?
A. Although we had anticipated commencing exchange offers relatively quickly, market reaction - including the effect we believe arbitrageurs have had on the exchange ratio - has precluded a quick process. Therefore, we will not commence any exchange offers in the near future.

Q. WILL YOU INCREASE THE CONVERSION RATIOS DESCRIBED IN YOUR ANNOUNCEMENT OF JUNE 3?
A. Circumstances may change, but we have no intention of increasing the conversion ratios.

Q.  WHAT IS THE PROCESS GOING FORWARD?
A. Our announcement began a process that is out in the open, totally transparent (which we always like) and that has, we believe, an inevitable conclusion: the unification of USA, with strategies and incentives totally aligned. We recognize, however, that it will take some time for everyone involved to digest all of the information, understand all of the issues, and work through the process. This process doesn't have any kind of a locked down time clock. We have patience because our perspective is truly long term -- and, meanwhile, the businesses will continue to operate as effectively and efficiently as they have in the past. We are particularly committed to making sure that the process does not distract subsidiary management and employees from their primary mission - operating the companies.


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Each of our public subsidiaries is appointing special committees consisting of their independent directors and then will hire advisors. We will work with each of the special committees, as they - together with their advisors and with the help of management and with our full cooperation - gather information and work through all of the business and financial issues so that they can evaluate the proposals we have made and, if they choose, discuss with us other possible transaction structures to accomplish the results we have described.

We'll work at this until it's done, with total patience and respect for the process and its participants -- and with the conviction that, as strong as we are now at both the USA and public subsidiary levels, we'll be even stronger when we have a structure that aligns all of our interests.

ABOUT USA INTERACTIVE
---------------------
USA Interactive (Nasdaq: USAI), via the Internet, the television, and the telephone, engages in the worldwide business of interactivity across electronic retailing, travel services, ticketing services, personals services, local information services, and teleservices. USA is comprised of HSN; Expedia, Inc. (Nasdaq: EXPE); Hotels.com (Nasdaq: ROOM); TV Travel Group; Ticketmaster (Nasdaq: TMCS), which operates Match.com and Citysearch; Precision Response Corporation; Electronic Commerce Solutions; and Styleclick (OTC: IBUYA).

IMPORTANT DISCLOSURES
---------------------
INVESTORS AND SECURITY HOLDERS ARE URGED TO READ USA INTERACTIVE'S EXCHANGE OFFER STATEMENTS FOR TICKETMASTER, EXPEDIA, INC. AND HOTELS.COM, AS APPLICABLE, INCLUDED IN REGISTRATION STATEMENTS TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. INVESTORS AND SECURITY HOLDERS WILL BE ABLE TO OBTAIN SUCH DOCUMENTS AND OTHER FILED DOCUMENTS FREE OF CHARGE AT THE SEC'S WEBSITE AT WWW.SEC.GOV. IN ADDITION, THOSE REGISTRATION STATEMENTS MAY ALSO BE OBTAINED FREE OF CHARGE BY CONTACTING USA INTERACTIVE, 152 WEST 57TH STREET, NEW YORK, NEW YORK, 10019, ATTENTION: INVESTOR RELATIONS.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the information relating to possible or assumed future results of operations of USA and its subsidiaries, including those preceded by, followed by or that include the words "believes," "could," "projects," "budgets," "estimates," "intends," "expects," "anticipates" or similar expressions. These statements reflect the current views of USA with respect to future events, and are based on information currently available to USA. These forward-looking statements are subject to risks, uncertainties and assumptions that may affect the operations, performance, development and results of USA's and its subsidiaries' business. The following important factors, in addition to those described in USA's and its subsidiaries' filings with the Securities and Exchange Commission, could


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affect the future results of USA and the other subsidiaries of USA described in this press release, and could cause those results to differ materially from those expressed in the forward-looking statements: material adverse changes generally or in economic conditions in the markets served by our businesses; future regulatory actions and conditions in our businesses' operating areas; competition from others; successful integration of our divisions, including recently acquired businesses; product demand and market acceptance; the ability to protect proprietary information and technology or to obtain necessary licenses on commercially reasonable terms; the ability to expand into and successfully operate in foreign markets; and obtaining and retaining key executives and employees. You are cautioned not to place undue reliance on these forward-looking statements, which are made as of the date of this press release. USA undertakes no obligation to update or revise the forward-looking statements contained in this press release, whether as a result of new information, future events or any other reason.

                                      # # #

Contacts:
---------
Ron Sato, USA Corporate Communications, 212/314-7254
Roger Clark/Lauren Rosenfield, USA Investor Relations, 212/314-7400